Exhibit 2.13





                             OPERATING AGREEMENT OF
                                   BrowseSafe

                            LIMITED LIABILITY COMPANY
                       AN INDIANA LIMITED LIABUJTY COMPANY

                                 EFFECTIVE AS OF


                                 MARCH 26, 1998

                                   Definitions

        1.01. Definitions. The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

        a. "Articles of Organization" shall mean the Articles of Organization of BrowseSafe, L.L.C. as filed with the Secretary of State of Indiana as the same may be amended from time to time.

        b. "Capital Account" as of any given date shall mean the Capital Contribution to the Company by a Member as adjusted up to the date in question pursuant to Article VIII.

        c. "Capital Contribution" shall mean any contribution to the capital of the Company in cash or property by a Member whenever made. "Initial Capital Contribution" shall mean the initial contribution to the capital of the Company pursuant to this Operating Agreement.

        d. "Capital Interest" shall mean the proportion that a Member's positive Capital Account bears to the aggregate positive Capital Accounts of all Members whose Capital Accounts have positive balances as may be adjusted from time to time.

        e. Company shall refer to BrowseSafe Limited Liability Company.

        f. "Deficit Capital Account" shall mean with respect to any Member, the deficit balance, it' any, in such Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

               i. Credit to such Capital Account any amount which such Member is obligated to restore under Treas Reg. Sec. 1.704-1(B)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentence of Treas. Reg. Sec. 1 .704-2(g)(1) and (i)(5), after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Treas. Reg. Sec. 1.704-2(d)) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Treas. Reg. Sec. 1.704-2(i)(3); and

               ii. Debit to such Capital Account the items described in Treas. Reg. Sec. 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

               iii. This definition of Deficit Capital Account is intended to comply with the provision of Treas. Reg. Sec. 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

        g. "Distribution Cash" means all cash revenues, and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company:

               i. All principal and interest payments on indebtedness of the Company and all other sums paid to lenders;

               ii. All cash expenditures incurred incident to the normal operation of the Company's business;

               iii. Such Reserves as the Managers deem reasonably necessary to the proper operation of the Company's business.

        h. "Economic Interest" shall mean a Member's or Economic Interest Owner's share of one of more of the Company's Net Profits, Net Losses, and distributions of the Company's assets pursuant to this Operating Agreement and the Indiana Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision of the Members or Managers.

        i. "Economic Interest Owner" shall mean the owner of an Economic Interest who is not a Member.

        j. "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust, or foreign business organization.

        k. "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

        l. "IRC" shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

        m. "Gifting Member" shall mean any member or Economic Interest Owner who gifts, bequeaths, or otherwise transfers for no consideration (by operation of law or otherwise, except for bankruptcy) all or any part of its Membership Interest or Economic Interest.

        n. "Majority Interest" shall mean one or more Interests of Members which taken together exceed 50 per cent of the aggregate of all Capital Interests.

        o. "Manager" shall mean one or more managers. Specifically, "Manager" shall mean Mark W. Smith, or any other persons that succeed him in that capacity. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, when the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

        p. "Member" shall mean each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become Members, To the extent a Manager has purchased Membership Interests in the Company, he will have all the rights of a Member with respect to such Membership Interests, and the term `Member" as used in this Operating Agreement shall include a Manager to the extent he has purchased such Membership Interests in the Company. If a Person is a Member immediately before the purchase or other acquisition by such Person of an Economic Interest, that Person shall have all the rights of a Member with respect to the purchased or otherwise acquired Membership Interest or Economic Interest, as the case may be. "Voting Member" shall mean only those four individuals listed specifically in Section 9.01, by name, and they may be designated as Initial Members.

        q. "Membership Interest" shall mean a Member's entire interest in the Company including the Member's Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement and the Indiana Act.

        r. "Net Profits" and "Net Losses" shall mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with generally accepted accounting principles employed under the ___________ method of accounting at the close of each fiscal year on the Company's information tax return filed for federal income tax purposes.

        s. "Operating Agreement" shall mean this Operating Agreement as originally executed and as amended from time to time.

        t. "Persons" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of the "Person" when the context so permits.

        u. "Reserves" shall mean, for any fiscal period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by the Managers for working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company's business.

        v. "Selling Member" shall mean any Member or Economic Interest Owner which sells, assigns, or otherwise transfers for consideration all or any portion of its Membership Interest or Economic Interest.

        w. "Indiana Act" shall mean the Indiana Limited Liability Company Act, I.C. 23-18-1-1, et seq.

        x. "Transferring Member" shall collectively mean a Selling Member and a Gifting Member.

        y. "Treasury Regulations" shall include proposed, temporary, and final regulations promulgated under the IRC in effect as of the dare of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede those regulations.


                                   ARTICLE II

                              Formation of Company

        2.01 Formation. On March 26, 1998, Jerry Craig organized an Indiana Limited Liability Company by executing and delivering articles of organization to the Indiana Secretary of State in accordance with and pursuant to the Indiana Act.

        2.02 Name. The name of the Company is BrowseSafe Limited Liability Company.

        2.03 Principal Place of Business. The principal place of business of the Company within the State of Indiana shall be Indianapolis. The Company may locate its places of business and registered office at any other place or places as the Manager may from time to time deem advisable.

        2.04 Registered Office and Registration Agent. The Company's initial registered office shall be at the office of its registered agent at 335 W. 9th Street, Suite 100, Indianapolis, Indiana 46202, and the name of its initial registered agent at such address shall be Mark W. Smith. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Indiana Secretary of State pursuant to the Indiana Act.

        2.05 Term. The term of the Company shall be perpetual from the date of filing of Articles of Organization with the Secretary of State of the State of Indiana, unless the Company is earlier dissolved in accordance with either the provisions of this Operating Agreement or the Indiana Act.


                                   ARTICLE III

                               Business of Company

        3.01 Permitted Businesses. The business of the Company shall be:

        a. To accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection of benefit of the Company and its assets.

        b. To exercise all other powers necessary to or reasonably connected with the Company's business that may be legally exercised by limited liability companies under the Indiana Act.

        c. To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.


                                   ARTICLE IV

                         Names and Addresses of Members

        The names and business addresses of the initial Members are as follows:

Name                                Address
----                                -------
Mark W. Smith        335 W. 9th Street, Ste. 100, Indianapolis, Indiana 46202
J. Marshall Gage     335 W, 9th Street, Ste. 100, Indianapolis, Indiana 46202
Gregory Urbanski     335 W. 9th Street, Ste. 100, Indianapolis, Indiana 46202
Ted O'Brien          335 W. 9th Street, Ste. 100, Indianapolis, Indiana 46202


                                    ARTICLE V

                          Rights and Duties of Managers

        5.01 Management. The business and affairs of the Company shall be managed by its Managers. The Managers shall direct, manage, and control the business of the Company to the best of their ability. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by nonwaivable provisions of applicable law, the Managers shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one of the Managers is expressly required pursuant to this Operating Agreement or the Act.

        5.02 Number, Tenure, and Qualifications. The Company shall initially have one Manager. The number of Managers of the Company shall be fixed from time to time by the majority vote of Voting Members, but in no instance shall there be less than one Manager. Each Manager shall hold office until the next annual meeting of Members or until a successor shall have been elected and qualified. Managers shall be elected by the majority vote of Voting Members. Managers need not be residents of the State of Indiana or Members of the Company;

        5.03  Certain Powers of Manager. Without limiting the generality of section 5.01 above, the Managers shall have power and authority, on behalf of the Company;

        a. To acquire property from any Person as the Managers may determine. The fact that a Manager or a Member is directly or indirectly affiliated or connected with any such person shall not prohibit the Managers from dealing with that Person;

        b. To borrow money for the Company from banks, or other lending institutions, the Managers, Members, or affiliates of the Managers or Members on such terms as agreed by a majority vote of Voting Members, and in connection therewith, to hypothecate, encumber, and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Managers, as agreed to by a majority vote of the Voting Members, or by agents or employees of the Company expressly authorized to contract such debt or incur such liability by such affirmative vote;

        c. To purchase liability and other insurance to protect the Company's property and business;

        d. To hold and own any Company real and/or personal properties in the name of the company;

        e. To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments;

        f. Upon the majority vote of the Voting Members, to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as the disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound, provided, however, that the affirmative vote of the Members shall not be required with respect to any sale of disposition of the Company's assets in the ordinary course of the Company's business;

        g. To execute on behalf of the Company all instruments and documents, including checks; drafts; notes and other negotiable instruments; mortgages, or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements; and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company, save that at least two Voting Members signatures are required on any checks or drafts over $10,000.00, drawn from any BrowseSafe account;

        h. To employ accountants, legal counsel, managing agents, or other experts to perform services for the Company and to compensate them from Company funds;

        i. To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve; and

        j. To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

        k. Unless authorized to do so by this Operating Agreement or by a Manager or Managers of the Company, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Managers to act as an agent of the Company in accordance wit the previous sentence.

        5.04 Liability for Certain Acs. The Managers shall perform their Managerial duties in good faith, in a manner they reasonably believe to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of Manager shall not have any liability by reason of being or having been a Manager of the Company. A Manager does not, in any way, guarantee the return of the Members' or Economic Interest Owner's Capital Contributions or a profit for the Members or Economic Interest Owners from the operations of the Company. A Manager shall not be liable to the Company or to any member for any loss or damage sustained by the Company or any Member, or Economic Interest Owner, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by the Manager.

        5.05 Managers Have No Exclusive Duty to Company. The Managers shall not be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of the Managers or to the income of proceeds derived therefrom. The Managers shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

        5.06 Bank Accounts. The Managers may from time to time open bank accounts in the name of the Company, and at least two Voting Members will be required to be signatories on any checks or drafts exceeding $10,000.00, drawn thereon.

        5.07 Indemnity of the Managers, Employees, and Other Agents. To the maximum extent permitted under the Indiana Act, the Company shall indemnify the Managers and make advances for expenses. The Company shall indemnify its employees and other agents who are not Managers to the fullest extent permitted by law, provided that the indemnification in any given situation is approved by a majority of Voting Members,

        5.08 Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

        5.09 Removal. At any meeting called expressly for that purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the majority vote of Voting Members. The removal of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

        5.10 Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company may be filled by the affirmative vote of a majority of the remaining Managers then in office, provided that if there are no remaining Managers, the vacancy(ies) shall be filled by the majority vote of Voting Members.

        a. Any Manager's position to be filled by reason of any increase in the number of Managers shall be filled by the affirmative vote of a majority of the Managers then in office or by an election at an annual meeting or at a special meeting of Members called for that purpose or by the Members' unanimous written consent.

        b. A Manager elected to fill a vacancy shall be elected for the unexpired term of the Manager's predecessor in office and shall hold office until the expiration of that term and until the Manager's successor shall be elected and shall quality or until the Manager's earlier death, resignation, or removal.

        c. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until a successor shall be elected and shall qualify, or until the Manager's earlier death, resignation, or removal.

        5.11 Salaries. The salaries and other compensation of the Managers shall be fixed from time to time by an affirmative vote of the Voting Members, shall not exceed 15% of the previous year's annual income (or estimated income in the first year of the Company's existence) and no Manager shall be prevented from receiving that salary because the Manager is also a Member of the Company.


                                   ARTICLE VI

                        Rights and Obligations of Members

        6.01 Limitation of Liability. Each Member's liability shall be limited as set forth in this Operating Agreement, the Indiana Act, and other applicable law.

        6.02 Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond the Member's respective Capital Contributions and any obligation of the Member under section 8.01 or 8.02 below to make Capital Contributions, except as provided in section 6.07 below or as otherwise required by law.

        6.03 List of Members. Upon written request of any Member, the Manager shall provide a list showing the names, addresses, and Membership Interests and Economic Interests of all Members.

        6.04 Approval of Sale of All Assets. The Members shall have the right, by a two thirds vote of Voting Members, to approve the sale, exchange, or other disposition of all or substantially all, of the Company's assets (other than in the ordinary course of the Company's business) which is to occur as part of a single transaction or plan.

        6.05 Company Books. In accordance with section 9.09 below, the Managers shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books, and other relevant Company Documents. Upon reasonable request, each Member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy those Company documents at the requesting Member's and Economic Interest Owner's expense.

        6.06 Priority and Return of Capital. Except as may be expressly provided in Article IX, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either for the return of Capital Contributions or for Net Profits, Net Losses, or distributions; provided that this section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

        6.07 Liability of a Member to the Company. A Member who rightfully receives the return in whole or in part of its contribution (as defined in section IC. 23-18-1 of the Indiana Act) is nevertheless liable to the Company only to the extent now or hereafter provided by the Indiana Act.

        a. A Member who receives a distribution made by the Company which is either in violation of this Operating Agreement, or made when the Company's liabilities exceed its assets (after giving effect to the distribution) is liable to the Company for a period of six years after the distribution for the amount of the distribution.

        6.08 Salaries. The salaries and other compensation of the Members shall be fixed from time to time by an affirmative vote of the Voting Members, and shall not exceed 20% of the previous year's annual income (or estimated income in the first year of the Company's existence).


                                   ARTICLE VII

                               Meetings of Members

        7.01 Annual Meeting. The annual meeting of the members shall be held on the third Tuesday In April or at such other time as shall be determined by resolution of the Members, commencing with the year 1998, for the purpose of the transaction of such business as may come before the meeting.

        7.02 Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by a Manager or by any Voting Member.

        7.03 Place of Meetings. The members may designate any place, either within or outside the State of Indiana, as the place of meeting for any meeting of Members. If no designation it' made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Indiana.

        7.04 Notice of Meetings. Except as provided in section 7.05 below, written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered no fewer than 10 nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at the Member's address as it appears on the books of the Company, with postage thereon prepaid.

        7.05 Meeting of All Members. If all of the Members shall meet at any time and place, either within or outside of the State of Indiana, and consent to the holding of a meeting at that time and place, the meeting shall be valid without call or notice, and at the meeting lawful action may be taken.

        7.06 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment of the meeting, or Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for the determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, the determination shall apply to any adjournment of the meeting.

        7.07 Quorum. Three Fourths (75%) of Voting Members represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, a majority of the Voting Members so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

        7.09 Proxies. At all meetings of members a Voting Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. The proxy shall be filed with the Managers of the Company before or at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.

        7.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote, and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without meeting shall be the date the first Member signs a written consent.

        7.11 Waiver of Notice. When any notice is required to be given to any member, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of the notice.

                                  ARTICLE VIII

                          Contributions to the Company
                              and Capital Accounts

        8.01 Members' Capital Contributions. Each Member shall contribute such amount as is set forth in appended Exhibit A as its share of the Initial Capital Contribution. Exhibit A may be amended from time to time as new Members pay their Initial Capital Contributions, and said amended Exhibit A's will be attached to the prior Exhibit A, and signed by all Voting members, to be effective.

        8.02 Additional Contributions. Each Voting Member shall be required to make such additional Capital Contributions as shall be determined by the Consent of all Voting Members to be necessary to meet the expenses of the Company.

Upon learning of any such determination, the Manager shall give written notice to each Member of the amount of required additional contribution, and each Member shall deliver to the Company its pro rata share thereof (in proportion to the respective Interest of the Member on the date such notice is given) no later than 30 days following the date such notice is given None of the terms, covenants, obligations or rights contained in this section 8.02 is or shall be deemed to be for the benefit of any person or entity other than the Members and the Company, and no such third person shall under any circumstances have any right to compel any actions or payments by the Manager and/or the Members.

        8.03 Capital Accounts. A separate Capital Account will be maintained for each Member.

        a. Each Member's Capital Account will be increased by:

               i. The amount of money contributed by the Member to the Company;

               ii. The fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under IRC Section 752);

               iii. Allocations to the member of Net Profits and Net losses; and

               iv. Allocations to the Member of income described in IRC Sec. 705(a)(1)(B).

        b. Each member's Capital Account will be decreased by:

               i. The amount of money distributed to the Member by the Company;

               ii. The fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under IRC Sec. 752;

               iii. Allocations to the Member of expenditures described in IRC 705(a)(2)(B); and

               iv. Allocations to the account of the member of Company loss and deduction as set forth in the relevant Treasury Regulations, taking into account adjustments to reflect book value.

        c. In the event of a permitted sale or exchange of a Membership Interest or an Economic Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest or Economic Interest in accordance with Treas. Reg. I .704-1(b)(2)(iv).

        d. The manner in which Capital Accounts are to be maintained pursuant to this section 8.03 is intended to comply with the requirements of IRC Sec. 704(b) and the Treasury Regulations promulgated thereunder. If in the opinion of the Company's accountants the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this section 8.03 should be modified to comply with IRC Sec. 704(b) and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this section 8.03, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

        e. Upon liquidation of the Company (or any Member's Membership Interest or Economic Interest Owner's Economic Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members and Economic Interest Owners, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs. Liquidations proceeds will be paid within 60 days of the end of the taxable year (or, if later, within 120 days after the date of the liquidation). The Company may offset damages for breach of this Operating Agreement by a Member or Economic Interest Owner whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to the Member.

        f. Except as otherwise required in the Indiana Act (and subject to sections 8.01 and 8.02 above), no Member or Economic Interest Owner shall have any liability to restore all or any portion of a deficit balance in the Member's or Economic Interest Owner's Capital Account.

       8.04 Withdrawal or Reduction of Member' Contributions to Capital. A Member shall not receive out of the Company's property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

        a. A Member, irrespective of the nature of its Capital Contribution, has only the right to demand and receive cash in return for its Capital Contribution.


                                   ARTICLE IX

                     Allocations, Income Tax, Distributions,
                             Elections, and Reports

       9.01 Allocations of Profits and Losses from Operations. The Net Profits and Net Losses of the Company for each fiscal year will be allocated as follows, and distributed on an annual basis, within two weeks after April 15th:

               Member                                       Allocation
               ------                                       ----------
Mark W. Smith                                               30%
J. Marshall Gage                                            15%
Gregory Urbanski                                            15%
Ted O'Brien                                                 15%
The Investors (individually, allocated at 1% for
every $20,000 invested), as identified in
Exhibit A, attached hereto, and as amended from
time to time, pursuant to Section 8.01:                     25% (cumulative)

If less than $500,000 is contributed by the Investors collectively, then the remaining percentage of ownership (and Profits or Losses) shall be split proportionately between the four Initial Members, according to the Allocation shown, or if more than $500,000 is contributed by the Investors, then the Allocation shown to the Initial Members shall be reduced proportionately along the same ratios shown in the Allocation above:

Until the Net Profits allocated to the Investors have been paid for three consecutive years after the year in which all of their Initial Capital Contributions were cumulatively paid back, subject to the buyout limitation described below, at which point the Allocations will change from thence forward to:

               Member                                       Allocation
               ------                                       ----------
               Mark W. Smith                                     40%
               J. Marshall Gage                                  20%
               Gregory Urbanski                                  20%
               Ted O'Brien                                       20%

       a. Buyout Limitation: In the event that the Company is sold in its entirety, the amount paid to each of the Investors as their individual allocation of the buy-out profits, shall not exceed Five (5) times their individual Initial Capital Contributions but this clause shall not be interpreted to require the return of any previous profit distributions that might have exceeded Five (5) times the initial Investment amount.

        9.02 Special Allocations to Capital Accounts. No allocations of loss, deduction, and/or expenditures described in IRC 705(a)(2)(B) shall be charged to the Capital Accounts of any Member if such allocation would cause such Member to have a Deficit Capital Account. The amount of the loss, deduction, and/or IRC 705(a)(2)(B) expenditure which would have caused a Member to have a Deficit Capital Account shall instead be charged to the Capital Account of any Members which would not have a Deficit Capital Account as a result of the allocation, in proportion to their respective Capital Contributions, or, if no such Members exist, then to the Members in accordance with their interests in Company profits pursuant to section 9.01 above.

        a. Notwithstanding any other provision of this section 9.02, if there is a net decrease in the Company's minimum gain as defined in Treas. Reg. 1.704-2(d) during a taxable year of the Company, the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member's share of the net decrease in Company minimum gain. This section 9.02(d) is intended to comply with the minimum gain chargeback requirement of Treas. Reg. 1.704-2 and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company's minimum gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other Income to correct that distortion, the Managers may in their discretion (and shall, if requested to do so by a member) seek to have the IRS waive the minimum gain chargeback requirement in accordance with Treas. Reg. 1.704-2(f)(4).

        b. Items of Company loss, deduction, and expenditures described in IRC 705(a)(2)(B) which are attributable to any nonrecourse debt of the Company and are characterized as partner (Member) nonrecourse deductions under Treas. Reg. 1.704-2 (i) shall be allocated to the Members' Capital Accounts in accordance with said Treas. Reg. 1.704-2(i).

        c. Beginning in the first taxable year in which there are allocations of "nonrecourse deductions" (as described in Treas. Reg. 1.704-2(b) those deductions shall be allocated to the Members in accordance with, and as a part of, the allocations of Company profit or loss for that period.

        d. In accordance with IRC Sec. 704(c)(1)(A) and Treas. Reg. 1.704-1(b)(2)(i), (iv), if a Member contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss, and deductions for the property shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company and its fair market value at the time of contribution.

        e. Pursuant to IRC Sec. 704(c)(1)(B), if any contributed property is distributed by the Company other than to the contributing Member within five years of being contributed, then, except as provided in IRC Sec. 704(c)(2), the contributing Member shall be treated as recognizing gain or loss from the sale of the property in an amount equal to the gain or loss that would have been allocated to the Member under IRC Sec. 704(c)(1)(A) if the property had been sold at its fair market value at the time of the distribution.

        f. In the case of any distribution by the Company to a Member or Economic Interest Owner, the Member & Economic Interest Owner shall be treated as recognizing gain in an amount equal to the lesser of:

               i. The excess (if any) of the fair market value of the property
              (other than money) received in the distribution over the adjusted basis of the Member's Membership Interest or Economic Interest Owner's Economic Interest in the Company immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution; or

               ii. The Net Precontribution Gain (as defined in IRC Sec. 737(b) of the Member or Economic Interest Owner. The Net Precontribution Gain means the net gain (if any) which would have been recognized by the distributee Member or Economic Interest Owner under IRC Sec. 704(c)(1)(B) of all property which had been contributed to the Company within five years of the distribution, and is held by the Company immediately before the distribution, had been distributed by the Company to another Member, or Economic Interest Owner. If any portion of the property distributed consists of property which had been contributed by the distributee Member or Economic Interest Owner to the Company, then the property shall not be taken into account under this section 9.02(f) and shall not be taken into account in determining the amount of the Net Precontribution Gain.

               If the property distributed consists of an interest in an entity, the preceding sentence shall not apply to the extent that the value of the interest is attributable to the property contributed to the entity after such interest had been contributed to the Company.

        g. In connection with a Capital Contribution of money of other property (other than a de minimis amount) by a new or existing member or Economic Interest Owner as consideration for an Economic Interest Or Membership Interest, or in connection with the liquidation of the Company or a distribution of money or other property (other than a de minimis amount) by the Company to a retiring Member or Economic Interest Owner as consideration for an Economic Interest or Membership Interest, the Capital Accounts of the Members shall be adjusted to reflect a revaluation of Company property (including intangible assets) in accordance with Treas. Reg. 1.704-1(b)(2)(iv)(f). If under Treas. Reg. 1.704-1(b)(2)(iv)(f), Company property that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of the property, then depreciation, depletion, amortization and gain or loss with respect to such property shall be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of such property and its book value, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company taken into account in determining the Member's shares of tax items under IRC Sec. 704(c)

        h. All recapture of income tax deductions resulting from sale or disposition of Company property shall be allocated to the Member or Members to whom the deduction that gave rise to the recapture was allocated hereunder to the extent that the Member is allocated any gain from the sale of other disposition of the property.

        i. Any credit or charge to the Capital Accounts or the Members pursuant to sections 9.02(a),(b), and/or (c), shall be taken into account in computing subsequent allocations of profits and losses pursuant to section 9.01 above, so that the net amount of any items charged or credited to Capital Accounts pursuant to sections 9.01 and 9.02 shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article IX if the special allocations required by sections 9.02(a)(b), and/or (c), had not occurred.

        9.03 Distributions. Except as provided in section 8.03(d) above, all distributions of cash or other property shall be made to the Members pursuant to the Allocation then applicable under section 9.01 herein.

        Except as provided in section 9.04, all distributions of Distributable Cash and property shall be made at such time as determined by the Manager. All amounts withheld pursuant to the IRC or any provisions of state or local tax law for any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this section 9.03.

        9.04 Limitation Upon Distributions. No distribution shall be declared and paid unless, after distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their contributions.

        9.05 Accounting Principles. The profits and losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis using the ___ method of accounting. It is intended that the Company will elect those accounting methods that provide the Company with the greatest tax benefits.

        9.06 Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for in this Operating Agreement.

        9.07 Loans to Company. Nothing in this Operating Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

        9.08 Accounting Period. The Company's accounting period shall be the calendar year.

        9.09 Records, Audits, and Reports. At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

        a. A current list of the full name and last known business, residence, or mailing address of each Member, Economic Interest Owner, and Manager, both past and present;

        b. A copy of the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

        c. Copies of the Company's federal, state, and local income tax returns and reports, if any, for the four most recent years;

        d. Copies of the Company's currently effective written Operating Agreement, copies of any writings permitted or required with respect to a Member's obligation to contribute cash, property, or services, and copies of any financial statements of the Company for the three most recent years;

        e. Minutes of every annual meeting, special meeting, and court-ordered meeting;

        f. Any written consents obtained from Members for actions taken by Members without a meeting.

        9.10 Returns and Other Elections. The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the IRC and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of those returns, or pertinent information from the returns, shall be furnished to the Members within a reasonable time after the end of the Company's fiscal year.

        a. All elections permitted to be made by the Company under federal or state laws shall be made by the Manager after consultation with all of the Members.


                                    ARTICLE X

                                 Transferability

        10.01 General. Except as otherwise specifically provided in this Operating Agreement, neither a Member nor an Economic Interest Owner shall have the right to:

        a. Sell, assign, transfer, exchange or otherwise transfer for consideration, (collectively, "sell") all or any part of its Membership Interest or Economic Interest;

        b. Gift, bequeath or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) all or part of its Membership Interest or Economic Interest.

        10.02 Right of First Refusal. If a Selling Member desires to sell all or any portion of its Membership Interest or Economic Interest in the Company to a third-party purchaser, the Selling Member shall obtain from such third-party purchaser a bona fide written offer to purchase the interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor. The Selling Member shall give written notification to the remaining Members, by certified mail or personal delivery, of its intention to so transfer the interest, furnishing to the remaining Members a copy of the aforesaid written offer to purchase the interest.

        a. The remaining Members, and each of them shall, on a basis pro rata to their Capital Interest or on a basis pro rats to the Capital Interests of those remaining Members exercising their right of first refusal, have the right to exercise a right of first refusal to purchase all (but not less than all) of the interest proposed to be sold by the Selling Member upon the same terms and conditions as stated in the aforesaid written offer to purchase by giving written notification to the Selling Member, by certified mail or personal delivery, of their intention to do so within (10) days after receiving written notice from the Selling Member. The failure of all the remaining members (or any one or more of them) to so notify the Selling Member of their desire to exercise this right of first refusal within said ten-(10) day period shall result in the termination of the right of the first refusal and the Selling Member shall be entitled to consummate the sale of its interest in the Company, or such portion of its interest, if any, with respect to which the right of first refusal has not been exercised, to the third-party purchaser.

        b. If the remaining Members (or any one or more of the remaining members) give written notice to the Selling Member of their desire to exercise this right of first refusal and to purchase all the Selling Member's interest in the Company that the Selling Member desires to sell upon the same terms and conditions as are stated in the aforesaid written offer to purchase, the remaining Members shall have the right to designate the time, date, and place of closing, provided that the date of closing shall be within ten (10) days after receipt of written notification from the Selling Member of the third-party offer to purchase.

        c. In the event of either the purchase of the Selling Member's interest in the Company by a third-party purchaser or the gift of an interest in the Company (including an Economic Interest), and as a condition to recognizing one or more of the effectiveness and binding nature of any such sale or gift and (subject to section 10.03 below) substitution of a new Member as against the Company or otherwise the remaining Members may require the Selling Member or Gifting Member and the proposed purchaser, donee or successor-in-interest, as the case may be, to execute, acknowledge, and deliver to the remaining Members such instruments of transfer, assignment, and assumption and such other certificates, representations, and documents, and to perform all the other acts that the remaining Members may deem necessary or desirable to:

               i. Constitute such purchaser, as a Member, donee or successor-in-interest as such;

               ii. Confirm that the person desiring to acquire an interest or interests in the Company, or to be admitted a Member, has accepted, assumed, and agreed to be subject and bound by all of the terms, obligations and conditions of the Operating Agreement, as the same may have been further amended (whether such Person is to be admitted as a new Member or will merely be an Economic Interest Owner);

               iii. Preserve the Company after the completion of such sale, transfer, assignment, or substitution under the laws of each jurisdiction in which the Company is qualified, organized, or does business;

               iv. Maintain the status of the Company as a partnership for federal tax purposes; and

               v. Assure compliance with any applicable state and federal laws including securities laws and regulations.

        d. Any sale or gift of a Membership Interest or Economic Interest or admission of a Member in compliance with this Article X shall be deemed effective as of the last day of the calendar month in which the remaining Members' consent thereto was given, or, if no such consent was required pursuant to section 10.02(e) below, then on such date that the donee or successor interest complies with.

        The Selling Member agrees, upon request of the remaining Members, to execute such certificates or other documents and perform such other acts as may be reasonably requested by the remaining Members from time to time in connection with such sale, transfer, assignment, or substitution. The Selling Member hereby indemnifies the Company and the remaining Members against any and all loss, damages, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly from any transfer or purported transfer in violation of this Article X.

        e. Subject to section 10.03(c) below, a Transferring Member may gift all or any portion of its Membership Interest and Economic Interest (without regard to section 10.02(a) and (b) above) provided that the donee or to the successor-in-interest (collectively, "donee") complies with section 10.02(c) and further provided that the donee is either the Gifting Member's spouse, former spouse or lineal descendant (including adopted children). In the event of the gift of all or any portion of a Gifting Member's Membership Interest or Economic Interest to one or more donees who are under 25 years of age, one or more trusts shall be established to hold the gifted interest(s) for the benefit of such donee(s) until all of the donee(s) reach the age of at least 25 years.

        10.03 Transferee Not Member in Absence of Unanimous Consent. Notwithstanding anything contained in this Operating Agreement to the contrary (including, without limitation, sections 10.02 above, if all of the remaining members do not approve by unanimous written consent of the proposed sale or gift of the Transferring Member's Membership Interest or Economic Interest to a transferee & donee which is not a Member immediately before the sale or gift, the proposed transferee or donee shall have no right to participate in the management of the business and affairs of the Company or to become a Member, The transferee or donee shall be merely an Economic Interest Owner. No transfer of a Member's interest in the Company (including any transfer of the Economic Interest or any other transfer that has not been approved by unanimous written consent of the Members) shall be effective unless and until written notice (including the name and addresses of the proposed transferee or donee and the date of such transfer) has been provided to the Company and the nontransferring Member(s).

        a. Upon and contemporaneously with any sale or gift of a Transferring Member's Economic Interest in the Company which does not at the same time transfer the balance of the rights associated with the Economic Interest transferred by the Transferring Member (including, without limitation, the rights of the Transferring Member to participate in the management of the business and affairs of the Company), the Company shall purchase from the Transferring Member and the Transferring Member shall sell to the Company for a purchase price of $100, all remaining rights and interests retained by the Transferring Member that immediately before the sale or gift were associated with the transferred Economic Interest.

        b. The restrictions on transfer contained in this section 10.03 are intended to comply (and shall be interpreted consistently) with the restrictions on transfer set forth in the Indiana Act.


                                   ARTICLE XI

                               Additional Members

        11.01 Admission to Membership. From the date of the formation of the Company, any Person or Entity acceptable to the Members by their unanimous vote may become a Member in this Company either by the issuance by the Company of Membership Interests for such consideration as the Members by their unanimous votes shall determine, or as a transferee of a Member's Membership Interest or any portion thereof, subject to the terms and conditions of this Operating Agreement.

        11.02 Financial Adjustments. No new Members shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Managers may, as their option, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income, and expense deductions to a new member for that portion of the Company's tax year in which a member was admitted In accordance with the provisions of IRC Sec. 706(d) and the Treasury Regulations promulgated thereunder.


                                   ARTICLE XII

                           Dissolution and Termination

        12.01 Dissolution.

        a. The Company shall be dissolved upon the occurrence of any of three events:

               i. By the unanimous written agreement of all Members; or

               ii. Upon the death, retirement, resignation, expulsion, bankruptcy, or dissolution of a Member or occurrence of any other event which terminates the continued membership of a Member in the Company (a `Withdrawal Event"), unless the business of the Company is continued by the consent of all the remaining Members within 90 days after the Withdrawal Event and there are at least two remaining members. Each of the Members hereby agrees that within 60 days after the occurrence of a Withdrawal Event other than the bankruptcy of BrowseSafe (and provided that there are then at least two remaining Members of the Company), they will promptly consent, in writing, to continue the business of the Company.

               Each of the Members further agrees promptly to consent, in writing, to continue the business of the Company upon a sale or gift either of a Member's entire Economic Interest to which all of the remaining members do not consent within 45 days after the occurrence of such a sale or gift or upon a sale or gift of a Transferring Member's entire Membership Interest. The consents shall be mailed or hand delivered to the principal place of business of the Company set forth In section 2.03 above (or to such other address designated by the Manager) no later than 80 days after each Withdrawal Event or transfer by a Member of its entire Economic Interest or Membership Interest. The sole remedy for breach of a Member's obligation to consent to continue the business of the Company under this section shall be money damages (and not specific performance).

        b. Notwithstanding anything to the contrary in this Operating Agreement, if three fourths (75%) of the Voting Members vote to dissolve the Company at a meeting of the Company pursuant to Article VII, then all of the members shall agree in writing to dissolve the Company as soon as possible (but in any event not more than 10 days) thereafter.

        c. As soon as possible following the occurrence of any of the events specified in this section 12.01 effecting the dissolution of the Company, the appropriate representative of the Company shall execute a statement of intent to dissolve In such form as shall be prescribed by the Indiana Secretary of State and file same with the Indiana Secretary of State's office.

        d. If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage the Member's person or property, the Members executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member's rights for the purpose of settling the Member's estate or administering his property.

        e. Except as expressly permitted in this Operating Agreement, a Member shall not voluntarily resign and take any other voluntary action that directly causes a Withdrawal Event. Unless otherwise approved by the Voting Members, a Member who resigns (a "Resigning Member") or whose Membership Interest is otherwise terminated by virtue of a Withdrawal Event, regardless of whether the Withdrawal Event was the result of a voluntary act by the Member, shall not be entitled to receive any distributions to which the Member would have been entitled had the Member remained a Member. Except as otherwise expressly provided in this Operating Agreement, a Resigning Member shall become an Economic Interest Owner. Damages for breach of this section 12.0 1(e) shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which the Resigning Member would otherwise be entitled.

        12.02 Effect of Filing of Dissolving Statement. Upon the filing with the Indiana Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

        12.03 Winding Up, Liquidation, and Distribution of Assets. Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and the Company's assets, liabilities, and operations, from the date of the last previous accounting until the date of the dissolution. The Managers shall immediately proceed to wind up the affairs of the Company. If the Company is dissolved and its affairs are to be would up, the Managers shall:

        a. Sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Manager(s) may determine to distribute any assets to the Members in kind);

        b. Allocate any profit or loss resulting from such sales to the Members' and Economic Interest Owners' Capital Accountants in accordance with Article IX above;

        c. Discharge all liabilities of the Company, including liabilities to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Members and Economic Interest owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingencies or liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Economic Interest Owners, the amounts of such Reserves shall be deemed to be an expense of the Company);

        d. Distribute the remaining assets in the following order;

               i. If any assets of the Company are to be distributed in kind, the net fair marker value of those assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Those assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Economic Interest Owners shall be adjusted pursuant to the provisions of
               Article IX and section 8.03 of the Operating Agreement to reflect such deemed sale.

               ii. The positive balance (if any) of each Member's and Economic Interest Owner's Capital Account (as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs) shall be distributed to the Members, either in cash or in kind, as determined by the Managers, with any assets distributed in kind being valued for this purpose at their fair market value as determined pursuant to section 12.03(b)(i). Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Treas. Reg. l.704-1(b)(2)(ii(b)(2).

        e. Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Treas. Reg. 1.704-1 (b)(2)(ii)(g), if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of the Member's Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.

        f. Upon completion of the winding up, liquidation, and distribution of assets, the Company shall be deemed terminated.

        g. The Managers shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

        12.04 Articles of Dissolution. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, articles of dissolution shall be executed in duplicate and verified by the person signing the articles, which articles shall set forth the information required by the Indiana Act. Duplicate originals of the articles of dissolution shall be delivered to the Indiana Secretary of State.

        12.05 Certificate of Dissolution. Upon the issuance of the certificate of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings, and appropriate action as provided in the Indiana Act. The Manager shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

        12.06 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contributions. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, the Members shall have no recourse against any other Member.


                                  ARTICLE XIII

                            Miscellaneous Provisions

        13.01 Notices. Any notice, demand, or communications required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or so an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate, which is set forth in this Operating Agreement. Except as otherwise provided in this Operating Agreement, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

        13.02 Books of Accounts and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Managers in which shall be entered fully and accurately all transactions and other matters relating so the Company's business in the detail and completeness customary and usual for businesses of the type engaged in by the Company. The books and records shall be maintained as provided in section 9.09 above. The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members, Economic Interest Owners, or their duly authorized representatives during reasonable business hours.

        13.03 Application of Indiana Law. This Operating Agreement, and the application of Interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Indiana, and specifically the Indiana Act.

        13.04 Waiver of Action for Participation. Each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

        13.05 Amendments. This Operating Agreement may not be amended except by the unanimous written agreement of all of the Voting Members.

        13.06 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holding, designations, powers of attorney, and other instruments necessary to comply with any laws, rules, or regulations.

        13.07 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

        13.08 Headings. The headings in this Operating Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Operating Agreement or any of its provisions.

        13.09 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

        13.10 Right's and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

        13.11 Severability. If any provision of this Operating Agreement or its application to any person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Operating Agreement and its applications shall not be affected and shall be enforceable to the fullest extent permitted by law.

        13.12 Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements contained in this Operating Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors, and assigns.

        13.13 Creditors. None of the provisions of thin Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

        13.14 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        13.15 Rule Against Perpetuities. The parties to this Operating Agreement intend that the Rule against Perpetuities (and any similar rule of law) not apply to any provisions of this Operating Agreement. However, notwithstanding anything to the contrary in this Operating Agreement, If any provision in this Operating Agreement would be invalid or unenforceable because of the Rule against Perpetuities or any similar rule of law but for this section 13.15, the parties to this Operating Agreement hereby agree that any future interest which is created pursuant to said provision shall cease if it is not vested within 21 years after the death of the survivor of the group composed of Mark Smith, Marshall Gage, Greg Urbanski, and Ted 0'Brien (all who are currently Members) and their issue who are living on the date of this Operating Agreement and their issue, if any, who are living on the effective date of this Operating Agreement.

        13.16 Investment Representations. The parties to this Operating Agreement agree as follows with respect to investment representation.

        a. The undersigned Members and Economic Interest Owners, if any, understand:

               i. That the Membership Interests and Economic Interest evidenced by this Operating Agreement have not been registered under the Securities Act of 1933, 15 U.S.C. 15b et. seq., the Indiana Securities Act or any other state securities laws (the "Securities Acts") because the Company is issuing these Membership Interests and Economic Interests in reliance upon the exemptions from the registrations requirements of the Securities Acts providing for issuance of securities not involving a public offering;

               ii. That the Company has relied upon the fact that the Membership Interests and Economic Interests are to be held by each Member for investment; and

               iii. That exemption from registration under the Securities Acts would not be available if the Membership Interests and Economic Interests were acquired by a Member with a view to distribution.

        b. Accordingly, each Member and Economic Interest Owner hereby confirms to the Company that the Member and Economic Interest Owner is acquiring the Membership Interests and Economic Interests for the Member's and Economic Interest Owner's own account, for investment and not a view to the resale or distribution.

               i. Each Member and Economic Interest Owner agrees not to transfer, sell, or offer for sale any portion of the Membership Interests or Economic Interests unless there is an effective registration or other qualification relating thereto under the Securities Act of 1933 and under any applicable state securities laws or unless the holder of Membership Interests or Economic Interests delivers to the Company an opinion of counsel, satisfactory to the Company, that the registration or other qualification under the Securities Act of 1933 and applicable state securities laws is not required in connection with the transfer, offer, or sale.

               ii. Each Member and Economic Interest Owner understands that the Company is under no obligation to register the Membership Interests or Economic Interests or to assist the Member or Economic Interest Owner in complying with any exemption from registration under the Acts if the Member or Economic Interest Owner should at a later date wish to dispose of the Membership Interest or Economic Interest.

               iii. Furthermore, each Member realizes that the Membership Interests and Economic Interests are unlikely to qualify for disposition under Rule 144, 17 C.F.R. 230.144 (1992), of the Securities and Exchange Commission unless the Member is not an "affiliate" of the Company and the Membership Interest or Economic Interest has been beneficially owned and fully paid for by the Member or Economic Interest Owner for at least three years.

        c. Before acquiring the Membership Interests and Economic Interests, each Member and Economic Interest Owner has investigated the Company and its business and has had made available to each Member and Economic Owner all information necessary for the Member or Economic Owner to make an informed decision to acquire the Membership Interest or Economic Interest. Each Member and Economic Interest Owner considers itself to be a person possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of the Member's or Economic Interest Owner's investment in the Membership Interest or Economic Interest.

                                   CERTIFICATE

        The undersigned hereby agree, acknowledge, and certify that the foregoing Operating Agreement, consisting of 30 pages, including the Attached Exhibit A, constitutes the Operating Agreement of BrowseSafe Limited Liability Company adopted by the Voting Members of the Company:


      INITIAL MEMBERS:                      DATE:
      ----------------                      -----


/s/ Mark Smith                              3/26/98
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/s/ J. Marshall Gage                        3/26/98
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/s/ Ted O'Brien                             3/26/98
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/s/Gregory Urbanski                         3/26/98
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                                    EXHIBIT A

Members                                     Initial Capital Contribution
-------                                     ----------------------------

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            Initial Member

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            Initial Member

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            Initial Member

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            Initial Member

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            Investor Member

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            Investor Member

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            Investor Member

----------------------------------          ------------------------
            Investor Member

----------------------------------          ------------------------
            Investor Member

----------------------------------          ------------------------
            Investor Member


We, the Voting Members, as of _________ day of _____________, 19_____, attest that the above Investors are Members of BrowseSafe LLC, pursuant to the terms of this Operating Agreement, and according to their Initial Contribution shown above, and are entitled to the rights provided under the Operating Agreement.


X                                   X
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X                                   X
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